Exhibit 3.1

TechForce Robotics Releases Shareholder Letter Detailing Quarterly Results and Significant Operational Progress

NEW YORK, Nov. 20, 2025 --via IBN -- Nightfood Holdings Inc. (OTCQB: NGTF) (“Nightfood Holdings,” “TechForce Robotics” or the “Company”), a technology leader advancing automation solutions for the hospitality industry, today provides a letter to shareholders highlighting its recent accomplishments and vision for the next stage of expansion.

Dear Shareholders,

After executing at high levels across both our strategic acquisition roadmap and our operational buildout, the quarter ended Sept. 30, 2025, marks one of the most transformational periods in Nightfood Holdings’ history. As a result, we are positioned for scalable growth as we move into 2026, prepared to take our company to the next level.

Two Strategic Acquisitions Closed – $91.5 Million in Additional Temporary Equity Captured

●	Victorville Holiday Inn (Victorville, Calif.): This property is being transformed into our AI Hospitality Innovation Hub, where robotics will be piloted across housekeeping, food service, and guest management. Renovations are underway for a significant flagship upgrade that will introduce a refreshed brand identity and an elevated guest experience. The property will also feature a new state-of-the-art fitness center designed to attract additional revenue through enhanced amenities and increased guest engagement.

●	Rancho Mirage Hilton Garden Inn (Rancho Mirage, Calif.): At $52.8 million, this was our largest acquisition to date. It provides a premium setting for demonstrating robotics integration in upscale hospitality. This property will serve as a flagship deployment site for our Robotics-as-a-Service (RaaS) model, proving how automation can scale across diverse hotel environments and laying the groundwork for broader industry adoption.

These transactions enhance our platform with substantial assets, revenue streams, and operational capacity. More importantly, the consolidation of these entities resulted in the recognition of $91.5 million in additional temporary equity, dramatically strengthening our balance sheet. Management believes that a significant portion of this temporary equity will convert to perpetual equity upon the Company’s anticipated uplisting, further enhancing long-term shareholder value.

But beyond the financial impact, these acquisitions are cornerstones of our strategy to build a vertically integrated robotics ecosystem. By combining automation innovation with hard real estate assets, we are creating a unique model where our robotics technology can be deployed, tested, and scaled within our own properties, while simultaneously generating recurring hospitality revenue.

Together, these acquisitions give us control of real-world laboratories where we can refine robotics solutions, validate ROI, and build case studies that will accelerate adoption across the hospitality sector and beyond. They also anchor our balance sheet with hard assets, ensuring that our technological growth is supported by tangible real estate value.

Further, these represent a critical moment in our multi-phase strategy, repositioning Nightfood Holdings as a well-capitalized, asset-backed technology and automation company that is prepared for synergistic integration into our robotics brand. Strengthening the capital structure also enhances our ability to secure future financing, advance uplisting objectives, and support the continued expansion of our Robotics-as-a-Service (RaaS) model.

Advancing Robotics Production, Engineering & Market Deployment

While our acquisition and finance teams were completing these transactions, the other half of our organization remained fully focused on aggressively expanding our robotics business. Key areas of progress include:

●	Increasing production capacity to support anticipated 2026 deployments
●	Escalating unit throughput and advancing supplier coordination
●	Engineering support for new SKUs
●	Expanding deployment of our robots across new verticals beyond hospitality, including cleaning, logistics, and back-of-house automation
●	Broadening customer trials and scaling paid pilot programs

The team’s ability to sustain momentum on scaling production, while simultaneously navigating two complex acquisitions, demonstrates a level of commitment and operational maturity increasingly essential as we continue to grow.

Positioned for a Breakout Year in 2026

With a strengthened capital structure, additional real assets, improved equity position, and rapidly expanding robotics production capabilities, Nightfood Holdings is entering 2026 in its strongest position to date.

Key strategic outcomes from this quarter include:

●	Enhanced balance sheet supporting future robotics expansion
●	A foundation of hard assets underpinning institutional financing initiatives
●	Improved shareholder equity supporting uplisting efforts

●	Increased production capacity to support expected 2026 demand
●	Deployment of robotics across broader industries, improving revenue diversity
●	Continued progress toward building a vertically integrated RaaS platform

Looking Ahead

We remain committed to building a company that leads the next wave of AI-driven automation across hospitality, facilities, logistics, and service industries. The work completed this quarter was foundational, setting the stage for accelerating revenue generation, broader deployments, and long-term profitability.

I want to personally thank our shareholders, employees, and partners for their ongoing support as we continue scaling a business with the potential to meaningfully reshape how organizations operate through robotics and automation.

Sincerely,

Jimmy Chan

Chief Executive Officer

Nightfood Holdings, Inc.

About Nightfood Holdings, Inc. (OTCQB: NGTF)

Nightfood Holdings, Inc. is an emerging robotics company focused on developing and deploying AI-powered automation across industries. Hospitality is the Company’s first sector of entry, where its Robotics-as-a-Service (RaaS) platform addresses heavy-duty, repetitive, dirty, and injury-prone tasks that are increasingly difficult to staff with human labor. Nightfood’s long-term vision is to expand into additional verticals requiring similar automation solutions, delivering scalable robotics that improve safety, efficiency, and reliability across multiple sectors.

As part of its vertically integrated model, Nightfood is also strengthening its balance sheet through ownership of asset-rich real estate, beginning with hotel acquisitions that double as live deployment sites for robotics testing and operational benchmarking. This combined strategy of robotics innovation and real estate growth positions NGTF to capture market share in the rapidly expanding global service robotics industry, projected to exceed $170 billion by 2030 globally.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include such factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended June 30, 2025 and throughout Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A, Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor, Media Relations and Corporate Communications Contacts

Investor Relations ir@nightfoodholdings.com

Media Relations media@nightfoodholdings.com

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